EMERA INC.                                                       Exhibit FS-1.1


CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended December 31 millions of dollars (except earnings per common share)                    2000              1999
--------------------------------------------------------------------------------------------------------------------------
Revenue
  Electric                                                                                    $ 813.3          $ 790.2
  Fuel Oil                                                                                       73.8             17.8
  Other                                                                                           9.4              8.6
--------------------------------------------------------------------------------------------------------------------------
                                                                                                896.5            816.6
--------------------------------------------------------------------------------------------------------------------------

Cost of operations
 Fuel for generation and power purchased                                                        273.9            267.5
  Cost of fuel oil sold                                                                          67.7             15.3
  Operating, maintenance and general                                                            168.0            155.5
  Grants in lieu of property taxes                                                               11.0              8.9
  Provincial capital tax                                                                          7.2              7.1
  Depreciation                                                                                   98.3             94.8
--------------------------------------------------------------------------------------------------------------------------
                                                                                                626.1            549.1
--------------------------------------------------------------------------------------------------------------------------

Earnings from operations                                                                        270.4            267.5
Equity earnings in Maritimes & Northeast Pipeline                                                 6.0              5.3
Amortization                                                                                    (19.0)           (23.1)
Allowance for funds used during construction                                                      4.8              4.8
--------------------------------------------------------------------------------------------------------------------------
Earnings before interest and taxes                                                              262.2            254.5
Interest (note 6)                                                                               135.4            136.5
--------------------------------------------------------------------------------------------------------------------------
Earnings before taxes                                                                           126.8            118.0
Income tax (note 7)                                                                              12.5              6.3
--------------------------------------------------------------------------------------------------------------------------
Net earnings before non-controlling interest                                                    114.3            111.7
Non-controlling interest (notes 7 and 12)                                                         9.9             11.3
--------------------------------------------------------------------------------------------------------------------------
Net earnings applicable to common shares                                                      $ 104.4          $ 100.4
--------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                                                       $ 1.20           $ 1.16


See accompanying notes to the consolidated financial statements.


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Year Ended December 31 millions of dollars                                                     2000               1999
--------------------------------------------------------------------------------------------------------------------------
Retained earnings at beginning of year                                                        $ 265.8            $ 238.7
Adjustments (note 3)                                                                             (0.2)              (1.1)
Net earnings applicable to common shares                                                        104.4              100.4
--------------------------------------------------------------------------------------------------------------------------
                                                                                                370.0              338.0
Dividends                                                                                        73.2               72.2
Retained earnings at end of year                                                              $ 296.8            $ 265.8
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.


CONSOLIDATED BALANCE SHEETS

As at December 31 millions of dollars                                                              2000              1999
--------------------------------------------------------------------------------------------------------------------------
Assets
Current assets
  Cash                                                                                          $ 5.7            $ 2.7
  Accounts receivable (note 9)                                                                  100.5             63.9
  Income tax recoverable                                                                          0.8              -
  Inventory                                                                                      85.8             78.9
  Prepaid expenses                                                                                3.8              3.7
--------------------------------------------------------------------------------------------------------------------------
                                                                                                196.6            149.2
--------------------------------------------------------------------------------------------------------------------------
Long-term receivable                                                                              3.5              2.2
--------------------------------------------------------------------------------------------------------------------------
Deferred charges (note 10)                                                                      295.5            319.5
--------------------------------------------------------------------------------------------------------------------------
Future income tax asset (note 7)                                                                  7.2              6.7
--------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                          7.0              6.8
--------------------------------------------------------------------------------------------------------------------------
Investment in Maritimes & Northeast Pipeline                                                     67.0             54.7
--------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment (note 8)                                                        2,319.7          2,315.5
Construction work in progress                                                                    54.5             47.3
--------------------------------------------------------------------------------------------------------------------------
                                                                                              2,374.2          2,362.8
--------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 2,951.0        $ 2,901.9
--------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Current portion of long-term debt (note 13)                                                 $ 120.5            $ 8.1
  Short-term debt (note 14)                                                                     281.7            320.4
  Accounts payable and accrued charges                                                          162.3            133.0
  Income tax payable                                                                              -                0.2
  Dividends payable                                                                               2.7              3.4
--------------------------------------------------------------------------------------------------------------------------
                                                                                                567.2            465.1
--------------------------------------------------------------------------------------------------------------------------
Future income tax liability (note 7)                                                              1.7              0.5
--------------------------------------------------------------------------------------------------------------------------
Deferred credits                                                                                  0.4              2.2
--------------------------------------------------------------------------------------------------------------------------
Long-term debt (note 13)                                                                      1,155.0          1,260.5
--------------------------------------------------------------------------------------------------------------------------
Non-controlling interest (note 12)                                                              249.1            231.3
--------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Common shares (note 11)                                                                       680.8            676.5
  Retained earnings                                                                             296.8            265.8
--------------------------------------------------------------------------------------------------------------------------
                                                                                                977.6            942.3
--------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 2,951.0        $ 2,901.9
--------------------------------------------------------------------------------------------------------------------------

Commitments (note 16)

See accompanying notes to the consolidated financial statements.


Approved on behalf of the Board of Directors


(signed)                   (signed)
Derek Oland Chairman       David McD. Mann President and Chief Executive Officer

EMERA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW

Year Ended December 31 millions of dollars (except operating cash flow per common                2000              1999
share)
--------------------------------------------------------------------------------------------------------------------------
Operating activities
Net earnings applicable to common shares                                                      $ 104.4          $ 100.4
Non-cash items
  Depreciation                                                                                   98.3             94.8
  Amortization of deferred charges                                                               43.7             30.7
  Equity earnings in Maritimes & Northeast Pipeline                                              (6.0)            (5.3)
  Amortization                                                                                   19.0             23.1
  Allowance for funds used during construction                                                   (4.8)            (4.8)
  Future income taxes                                                                            (2.2)            (7.2)
  Additions to deferred charges and credits                                                     (19.0)            (5.2)
--------------------------------------------------------------------------------------------------------------------------
Operating cash flow                                                                             233.4            226.5
Change in operating working capital                                                             (13.7)           (20.3)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                       219.7            206.2
--------------------------------------------------------------------------------------------------------------------------
Financing activities
  Reduction of short-term debt                                                                  (39.8)           (33.3)
  Proceeds from issue of common shares                                                            4.3              4.0
  Issue of preferred shares by NSPI                                                              17.8             31.3
  Issue of long-term debt                                                                        15.0            180.0
  Retirements of long-term debt                                                                  (8.1)          (158.4)
  Other financing activities                                                                     (6.2)           (11.0)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                             (17.0)            12.6
--------------------------------------------------------------------------------------------------------------------------
Investing activities
  Property, plant and equipment                                                                (120.2)          (108.8)
  Construction work in progress                                                                  (2.4)            (7.0)
  Investment in Maritimes & Northeast Pipeline                                                   (2.3)           (18.4)
  Acquisitions                                                                                   (1.6)            (9.8)
--------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                          (126.5)          (144.0)
--------------------------------------------------------------------------------------------------------------------------
Dividends on common shares                                                                      (73.2)           (72.2)
--------------------------------------------------------------------------------------------------------------------------
Increase in cash                                                                                  3.0              2.6
Cash, beginning of year                                                                         $ 2.7            $ 0.1
--------------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                               $ 5.7            $ 2.7
--------------------------------------------------------------------------------------------------------------------------
Operating cash flow per common share                                                            $ 2.68           $ 2.60
--------------------------------------------------------------------------------------------------------------------------
Cash paid
Interest                                                                                      $ 135.1          $ 137.6
Income taxes                                                                                     11.7             11.5
Dividends on common shares                                                                       73.9             71.8
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

December 31, 2000



EMERA INC. ("EMERA" OR THE COMPANY), THROUGH ITS PRINCIPAL SUBSIDIARY, NOVA SCOTIA POWER INC. ("NSPI"), IS ENGAGED IN THE PRODUCTION AND SALE OF ELECTRIC ENERGY, WHICH IS REGULATED BY THE NOVA SCOTIA UTILITY AND REVIEW BOARD ("UARB"). EMERA FOLLOWS CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). NSPI'S ACCOUNTING POLICIES ARE SUBJECT TO EXAMINATION AND APPROVAL BY THE UARB AND ARE SIMILAR TO THOSE BEING USED BY OTHER COMPANIES IN THE ELECTRIC UTILITY INDUSTRY.





NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Consolidation. The consolidated financial statements include the accounts of Emera Inc. and its wholly-owned subsidiaries.

b. Allowance for Funds Used During Construction. For the regulated electric business carried on by NSPI, the company provides for the cost of financing construction work in progress by including an allowance for funds used during construction as an addition to the cost of property constructed, using a weighted average cost-of-capital. This allowance will be charged to operations through depreciation over the service life of the related assets and recovered through future revenues.

c. Amortization. In accordance with regulatory authority, assets of NSPI which are not currently being used and are not expected to provide service to customers in the foreseeable future are amortized over five years.

     2000

     The UARB approved NSPI's request to amortize the cost of the Glace Bay generating station over five years and to recognize site restoration costs previously unaccrued in 2000.

     1999

     The Point Aconi generating station became operational in March 1994. In order to enhance rate stability, the UARB approved NSPI's request to defer and amortize a portion of the depreciation and interest expense pertaining to Point Aconi, together with an imputed cost-of-capital charge. Amortization was completed in 1999.

d. Property, Plant and Equipment Property, plant and equipment are recorded at original cost net of contributions in aid of construction. When property, plant and equipment are replaced or retired, the original cost plus any removal costs incurred (net of salvage) are charged to accumulated depreciation.

Depreciation is determined by the straight-line method, based on the estimated remaining service lives of the depreciable assets in each category. The estimated average service lives for the major categories of plant in service are summarized as follows:

Functions                                          Average Service Life in Years
--------------------------------------------------------------------------------
Generation
   Thermal                                                                   43
   Gas turbine                                                               34
   Hydroelectric                                                             77
Transmission                                                                 45
Distribution                                                                 31
Other plant & equipment                                                      15
--------------------------------------------------------------------------------

In accordance with regulatory authority, assets of NSPI which are not currently being used, but will be useful in providing future service to customers, are not depreciated. Financing costs associated with assets not currently being used are deferred as incurred. Depreciation will occur when the asset goes into service. Significant costs in removing the asset from service may be deferred and amortized to earnings over a five-year period, subject to regulatory approval. Significant costs to return the asset to service are added to the capital cost of the asset.

e. Income Taxes. Emera and its subsidiaries, except NSPI, follow the future income tax method of accounting for income taxes. NSPI uses the taxes-payable method.

f. Inventory. Inventories of materials and supplies are valued at the lower of average cost and market. Coal and oil inventory is valued at the lower of cost, using the first-in, first-out method, and net realizable value.

g. Deferred Severance Costs. In order to achieve rate stability, the UARB allows NSPI to defer the cost of large early retirement and severance programs, and amortize the resulting deferred charges on a straight-line basis over a three-year period, commencing in the period in which the program is initiated.

h. Employee Future Benefits. Pension costs, and costs associated with non-pension post-retirement benefits such as health benefits to retirees and retirement awards, are actuarially determined using the projected unit credit method prorated on services and management's best estimate assumptions. Pension fund asset values are calculated using market values at year-end. The difference between pension expense and pension funding is recorded as a deferred asset or credit on the balance sheet. Adjustments arising from plan amendments are amortized on a straight-line basis over the expected average remaining service life of employees. The excess of the net actuarial gain (loss) over 10% of the greater of the accrued benefit obligation and the fair value of the plan assets is amortized on a straight-line basis over the expected average remaining service life of the active employees.

i. Foreign Currency Translation. Monetary assets and liabilities denominated in foreign currencies are converted to Canadian dollars at rates of exchange prevailing at the balance sheet date. The resulting differences between the translation at the original transaction date and the balance sheet date are charged to operations as they arise.

Assets and liabilities of self-sustaining foreign operations are translated using the exchange rates in effect at the balance sheet date and the results of operations at the average rates for the period.

j. Debt Financing and Defeasance Costs. Financing costs pertaining to debt issues are amortized over the life of the related debt. The excess of the cost of defeasance investments over the face value of the related debt is deferred and amortized over the life of the defeased debt.

k. Hedging Instruments. The company is party to derivative financial instrument contracts, mainly interest rate contracts, forward foreign exchange contracts, oil swap and weather temperature agreements, all of which are used to hedge existing exposures. Premiums paid are deferred and recognized over the life of the agreements.

l. Investment in Maritimes & Northeast Pipeline. The company's 12.5% equity investment in Maritimes & Northeast Pipeline is accounted for using the equity method whereby the amount of the investment is adjusted annually for the company's pro-rata share of the income or loss of Maritimes & Northeast Pipeline and reduced by the amount of any dividends received.

m. Goodwill. Goodwill is stated at cost and is amortized using the straight-line method over 20 years. The company evaluates the carrying value of goodwill for potential impairment through on-going review and analysis of fair market value and expected earnings.

NOTE 2. CHANGE IN ACCOUNTING POLICIES

In 2000 the company has prospectively adopted new accounting requirements regarding employee future benefits. The main components of this change are as follows:

     o The costs associated with non-pension future benefits were previously expensed as incurred. Now an annual accrual will be made to recognize the expense over the service life of the employees.

     o The discount rate used to calculate the liability accrual has previously been based on a management estimate, but is now based on the current yield on high quality debt instruments with cash flows that match the timing and amount of expected benefit payments.

     o In order to account for the effect of applying this new standard prospectively, a transitional liability of $30 million, representing the effect of the changes on all prior years, will be amortized over the expected average remaining service life of the employee group.

     o The impact on the current year's earnings of adopting this new requirement is approximately $5 million, including the effect of amortizing the transitional liability.

In 2000 the company adopted new accounting requirements regarding income taxes. These new requirements caused no impact on the current or prior periods.

NOTE 3. ADJUSTMENTS TO RETAINED EARNINGS

Effective January 1, 1999, the common shareholders of NSPI exchanged their common shares for common shares of NS Power Holdings Inc. (renamed to Emera Inc.) on a one-for-one basis. NSPI became a subsidiary of Emera. The Emera common shares have substantially the same rights, privileges, restrictions and conditions as the NSPI common shares. NSPI's existing preferred shares are recorded as non-controlling interest in Emera. Reorganization costs of $1.1 million were charged to retained earnings in 1999.

NOTE 4. SEGMENT INFORMATION

The company has three reportable segments: Nova Scotia Power Inc., Emera Fuels Inc. and Maritimes & Northeast Pipeline.

The company evaluates performance based on earnings before interest and taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Reportable segments are determined based on Emera's operating activities. NSPI is engaged in the production and sale of electric energy; the Maritimes & Northeast Pipeline companies own a 12.5% equity investment in Maritimes & Northeast Pipeline; and Emera Fuels Inc. is engaged in the distribution of a full range of fuel oil products.


                                    Nova Scotia                              Maritimes &
                                    Power Inc.        Emera Fuels Inc.   Northeast Pipeline             Other*                Total
millions of dollars         ---------------------- --------------------- ------------------ ------------------ ---------------------
                                   2000      1999       2000       1999      2000     1999      2000     1999       2000       1999
------------------------------------------------------------------------------------------------------------------------------------
Revenues from                   $ 818.8   $ 798.9     $ 73.8     $ 17.7         -        -     $ 3.9        -    $ 896.5    $ 816.6
external customers
Depreciation                       97.1      94.2        0.7        0.1         -        -     $ 0.5    $ 0.5       98.3       94.8
Cost of operations                545.7     521.4       72.5       17.4     $ 0.9    $ 0.5       7.0      9.8      626.1      549.1
Net intersegment
   revenues/(expenses)             25.4       4.3     (25.1)      (4.3)         -        -     (0.3)        -          -          -
Equity earnings                       -         -          -          -       6.0      5.3         -        -        6.0        5.3
Earnings before interest
   and taxes                      259.3     259.2        1.4        0.4       5.1      4.8     (3.6)    (9.9)      262.2      254.5
Segment assets                  2,838.7   2,811.8       29.3       19.1      69.5     57.0      13.5     14.0    2,951.0    2,901.9
Investing activities              121.4     114.1        2.8        9.0       2.3     18.4         -      2.5      126.5      144.0
------------------------------------------------------------------------------------------------------------------------------------

* Other consists of items related to corporate activities and other subsidiaries.

NOTE 5. EMPLOYEE FUTURE BENEFITS

Emera maintains contributory defined-benefit pension plans which cover substantially all of its employees, and plans providing non-pension benefits for its retirees. The details of these plans are outlined below:

millions of dollars                                                                           Pension       Non-pension
                                                                                          benefit plans     benefit plans
--------------------------------------------------------------------------------------------------------------------------
Assumptions
Discount rate                                                                                  6.75%               6.75%
Long-term rate of return on plan assets                                                        9.75%               -
Rate of compensation increase                                                                  4.25%               4.25%
Health care trend - current                                                                   12.00%              12.00%
                       - ultimate                                                              4.00%               4.00%
--------------------------------------------------------------------------------------------------------------------------
Accrued benefit obligations
Balance January 1, 2000                                                                    $ 424.1              $ 29.1
Current service cost for the year                                                              5.7                 1.0
Employee contributions                                                                         4.8                 -
Interest cost during the year                                                                 27.1                 1.9
Actuarial loss arising in the year                                                            37.9                 2.7
Benefits paid during the year                                                                (24.0)               (1.6)
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                                                                  $ 475.6              $ 33.1
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets
Balance January 1, 2000                                                                    $ 438.3                 -
Employee contributions during the year                                                         4.8                 -
Contributions by NSPI during the year                                                          8.2               $ 1.6
Actual return on plan assets during the year                                                  39.1                 -
Actuarial gain arising in the year                                                            14.1                 -
Benefits paid during the year                                                                (24.0)               (1.6)
Administrative expenses                                                                       (2.3)                -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                                                                  $ 478.2                 -
--------------------------------------------------------------------------------------------------------------------------
Plan surplus (deficit)                                                                       $ 2.6             ($ 33.1)
Unamortized losses                                                                            27.1                29.5
Accrued valuation allowance                                                                   (8.1)                -
--------------------------------------------------------------------------------------------------------------------------
Accrued benefit asset (liability)                                                           $ 21.6              ($ 3.6)
--------------------------------------------------------------------------------------------------------------------------
Expense
Current service costs                                                                        $ 5.7               $ 1.0
Interest on accrued benefits                                                                  27.1                 1.9
Expected return on plan assets                                                               (39.1)                -
Amortization of transitional liability                                                         0.4                 2.3
Amortization of past service costs                                                             3.1                 -
Change in valuation allowance                                                                  8.1                 -
--------------------------------------------------------------------------------------------------------------------------
Expense for 2000                                                                             $ 5.3               $ 5.2
--------------------------------------------------------------------------------------------------------------------------

NOTE 6. INTEREST
millions of dollars                                                                         2000                1999
--------------------------------------------------------------------------------------------------------------------------
Interest on long-term debt                                                                  $ 96.0              $ 98.2
Amortization of debt financing and defeasance costs                                           20.9                20.8
Interest on short-term debt                                                                   19.2                18.6
Foreign exchange (gains) loss                                                                 (0.3)                0.7
--------------------------------------------------------------------------------------------------------------------------
                                                                                             135.8               138.3
Less:
Defeasance earnings and other interest income                                                 (0.4)               (1.8)
--------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 135.4             $ 136.5
--------------------------------------------------------------------------------------------------------------------------

NOTE 7. INCOME TAXES

The income tax provision differs from that computed using the statutory rates for the following reasons:

millions of dollars                                                                        2000                          1999
------------------------------------------------------------------------------------------------------------------------------------
Earnings before taxes                                                   $  126.8            -          $   118.0           -
------------------------------------------------------------------------------------------------------------------------------------
Income taxes, at statutory rates                                        $   57.2           45.1%       $    53.3          45.1%
Unrecorded future income taxes on regulated earnings                       (49.2)         (38.8)           (50.3)        (42.6)
Equity earnings in Maritimes & Northeast Pipeline
     not subject to Tax                                                     (2.7)          (2.1)            (2.4)         (2.0)
Large Corporations Tax                                                       6.1            4.8              6.0           5.1
Change in future income tax asset resulting from rate change                 0.9            0.7              -             -
Other                                                                        0.2            0.2             (0.3)         (0.3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                            12.5            9.9%             6.3           5.3%
Income tax - current                                                        14.7                            13.5
------------------------------------------------------------------------------------------------------------------------------------
Income tax - future                                                     $   (2.2)                      $    (7.2)
------------------------------------------------------------------------------------------------------------------------------------

The future income tax asset and liability comprise the following:

millions of dollars                                                                                        2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Future income tax asset:
Tax loss carryforwards                                                                                 $    7.0      $    6.3
Other                                                                                                       0.2           0.4
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $    7.2      $    6.7
------------------------------------------------------------------------------------------------------------------------------------
Future income tax liability:
Property, plant and equipment                                                                          $    4.5      $    1.8
Deferred charges                                                                                            1.9           1.8
Tax loss carryforwards                                                                                 $   (4.7)     $   (3.1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $    1.7      $    0.5
------------------------------------------------------------------------------------------------------------------------------------

NSPI has filed amended income tax returns for previous years that increase the tax depreciation (capital cost allowance) available to be deducted against the company's future taxable income. Those returns were reassessed by the Canada Customs and Revenue Agency which disallowed the deductions claimed. A notice of objection has been filed with respect to the reassessments and the issue is expected to be litigated. Without the benefit of this additional deduction, it is estimated that the company's tax liability at December 31, 2000, would have been approximately $79 million (1999 - $39 million). If the company is unsuccessful in this matter, it will apply to the UARB to recover these costs through the regulatory process.

At December 31, 2000, providing for the effect of the amended returns, NSPI's unrecorded future income tax asset has decreased by approximately $120 million to $400 million. The asset consists of deductible temporary differences of $1.0 billion (1999 - $1.1 billion) and unused non-capital tax losses of approximately $99 million (1999 - $156 million) which are expected to expire as follows:

             -----------------------------------------
             2002              $ 59.5     million
             2003              $ 30.4     million
             2004              $  9.1     million
             -----------------------------------------

NON-CONTROLLING INTEREST
Non-controlling interest consists of NSPI preferred dividends less a net recovery of income tax expense of $3.0 million (1999 - $2.0 million). The income tax recovery of $8.1 million in 2000 (1999 - $7.3 million) is reflected as a reduction of preferred dividends with an offsetting increase in income tax expense.

millions of dollars                                                                                    2000            1999
------------------------------------------------------------------------------------------------------------------------------
Preferred share dividend                                                                              $ 12.9         $ 13.3
Part VI.1 tax on preferred dividends                                                                     5.1            5.3
Part I tax recovery related to the Part VI.1 tax deduction - current year                               (5.1)          (5.3)
Part I tax recovery related to the Part VI.1 tax deduction - prior years                                (3.0)          (2.0)
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $ 9.9         $ 11.3
------------------------------------------------------------------------------------------------------------------------------


NOTE 8. PROPERTY, PLANT AND EQUIPMENT

                                                                                                         2000
                                                                                ----------------------------------------------------
millions of dollars                                                                                  Accumulated                 Net
                                                                                       Cost          Depreciation         Book Value
------------------------------------------------------------------------------------------------------------------------------------
Generation
     Thermal                                                                        $ 1,519.8          $   517.5          $ 1,002.3
     Gas Turbine                                                                         27.5               20.4                7.1
     Hydroelectric                                                                      346.0              107.2              238.8
Transmission                                                                            545.4              214.9              330.5
Distribution                                                                            883.8              347.7              536.1
Other                                                                                   243.4               38.5              204.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $ 3,565.9          $ 1,246.2          $ 2,319.7
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         1999
                                                                                ----------------------------------------------------
millions of dollars                                                                   Cost            Accumulated                Net
                                                                                                     Depreciation         Book Value
------------------------------------------------------------------------------------------------------------------------------------
Generation
     Thermal                                                                        $ 1,498.7          $   475.6          $ 1,023.1
     Gas Turbine                                                                         27.4               20.0                7.4
     Hydroelectric                                                                      325.6              103.6              222.0
Transmission                                                                            543.9              204.2              339.7
Distribution                                                                            854.1              321.7              532.4
Other                                                                                   232.7               41.8              190.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $ 3,482.4          $ 1,166.9          $ 2,315.5
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 2000, assets which have been removed from service and are not being depreciated or amortized had a net book value of $nil (1999 - $35.1 million).

NOTE 9. ACCOUNTS RECEIVABLE SECURITIZATION

On March 5, 1997, NSPI entered into an agreement with a financial institution to sell up to $88 million of trade receivables on a revolving basis. At December 31, 2000, trade receivables sold amounted to $72 million compared to $74 million in 1999. The agreement is scheduled to expire in 2002.

NOTE 10. DEFERRED CHARGES

millions of dollars                                                                                       2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt financing and defeasance costs                                                        $ 254.3             $ 272.4
Accrued pension and non-pension benefit asset (note 5)                                                    16.9                14.8
Unamortized severance costs                                                                                2.8                 9.4
Holdback on accounts receivable securitization                                                             7.2                 7.4
Deferred coal bed methane exploration costs                                                                5.5                 5.5
Other                                                                                                      8.8                10.0
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $ 295.5             $ 319.5
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 11. COMMON SHARES

AUTHORIZED:

Unlimited number of non-par value Common Shares.

ISSUED AND OUTSTANDING:

millions of dollars                                                                            Millions of            Common Share
                                                                                                    Shares                 Capital
-----------------------------------------------------------------------------------------------------------------------------------
January 1, 1999                                                                                      86.80                 $ 672.5
Issued in exchange for all issued and outstanding common shares of NSPI under the reorganization described in note
Issued for cash under purchase plans                                                                  0.25                     4.0
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                                                                    87.05                   676.5
Issued for cash under purchase plans                                                                  0.25                     3.7
Options exercised under Executive Stock Option Plan                                                   0.05                     0.6
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                                                                    87.35                 $ 680.8
-----------------------------------------------------------------------------------------------------------------------------------

The weighted average number of common shares outstanding during the year was
87.2 million (1999 - 86.9 million).

DIVIDEND REINVESTMENT AND EMPLOYEE COMMON SHARE PURCHASE PLANS

The company has a Common Shareholder Dividend Reinvestment Plan and an Employee Common Share Purchase Plan, which provide an opportunity for shareholders and company employees to reinvest dividends and make cash contributions for the purpose of purchasing common shares.

STOCK-BASED COMPENSATION PLAN

The company has a stock option plan which grants options to Executive Officers of Emera for a maximum term of ten years. The option price for these shares is the market price of the shares on the day the option is granted.

All options granted to date are exercisable on a graduated basis with up to 25 percent of options exercisable on the first anniversary date and in further 25 percent increments on each of the second, third and fourth anniversaries of the grant. If an option is not exercised within ten years, it expires and the optionee loses all rights thereunder. If the holder leaves the employment of Emera Inc. the options become exercisable immediately, with the holder having up to two years to exercise the options. The holder of the option has no rights as a shareholder until the option is exercised and shares have been issued. The maximum number of such shares optioned to any one Executive Officer cannot exceed one percent of the issued and outstanding common shares on the date the option is granted.

                                                                       2000                                   1999
                                                         ---------------------------------------------------------------------------
                                                                                 Weighted-                                 Weighted-
                                                           Shares under            average         Shares under             average
                                                                 option     exercise price               option      exercise price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                431,250             $ 15.66             308,750             $ 15.13
Granted                                                         237,000             $ 13.98             122,500             $ 17.00
Exercised                                                        48,250             $ 13.27                   -                   -
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                      620,000             $ 15.21             431,250             $ 15.66
Exercisable at end of year                                      296,875             $ 15.21             228,750             $ 14.46
------------------------------------------------------------------------------------------------------------------------------------

NOTE 12. NON-CONTROLLING INTEREST

The minority interest represents preferred shares that are held in Nova Scotia Power Inc.

AUTHORIZED:
Unlimited number of First Preferred Shares, issuable in series. Unlimited number of Second Preferred Shares, issuable in series.

ISSUED AND OUTSTANDING:

                                                                                                                         Preferred
                                                                                               Millions of                   Share
millions of dollars                                                                                 Shares                 Capital
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                                                                     8.0                 $ 200.0
Issued Series B First Preferred Shares                                                                5.0                    31.3
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                                                                    13.0                 $ 231.3
Redeemed Series A First Preferred Shares                                                             (8.0)                 (200.0)
Converted Series B First Preferred Shares                                                            (4.4)                      -
Issued Series C First Preferred Shares                                                                4.4                    82.8
Issued Series D First Preferred Shares                                                                5.4                   135.0
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                                                                    10.4                 $ 249.1
-----------------------------------------------------------------------------------------------------------------------------------

SERIES A PREFERRED SHARES

The Series A preferred shares were redeemed for cash of $25 per share on October 1, 2000.

SERIES B PREFERRED SHARES AND SERIES C PURCHASE WARRANTS

On March 8, 1999, NSPI issued 5,000,000 First Preferred Share Units with each unit consisting of one non-detachable cumulative, redeemable First Preferred Share, Series B and a Warrant to purchase one cumulative, redeemable First Preferred Share, Series C at a price of $6.25 per Unit. On October 1, 2000, unit holders exercised 4,417,116 Series C purchase warrants and Series B preferred shares, and converted them to Series C First Preferred Shares. After October 1, 2000, the series B shares became entitled to a $0.04 per share per annum fixed cumulative, preferential cash dividend as and when declared by the Board of Directors. The remaining Series B unit holders will have two more opportunities to convert their units with a cash payment of $18.75 on January 1, 2001 and April 1, 2001, to one cumulative, redeemable First Preferred Share, Series C of NSPI. The remaining purchase warrants for Series C shares are expected to be exercised in the first quarter of 2001, raising an additional $10.9 million.

SERIES C PREFERRED SHARES

Each Preferred Share Series C is entitled to a $1.225 per share per annum fixed cumulative preferential dividend, as and when declared by the Board of Directors, which will accrue from the date of issue and be payable quarterly on the first day of January, April, July and September of each year. On or after April 1, 2009, NSPI may redeem for cash the Preferred Share Series C, in whole at any time or in part from time to time at $25.00 per share plus accrued and unpaid dividends.

SERIES D PREFERRED SHARES

On October 31, 2000, NSPI issued 5,400,000 First Preferred Shares for a price of $25 per share. Each share is entitled to a fixed cumulative cash dividend of $1.475 per share per annum, as and when declared by the Board of Directors. These dividends will accrue from the date of issue and will be payable quarterly on the fifteenth day of January, April, July, and October of each year. On or after October 15, 2015, NSPI may redeem for cash the Preferred Share Series D, in whole at any time, at $25 per share plus accrued and unpaid dividends.

NOTE 13. LONG-TERM DEBT

Long-term debt is composed of debentures and notes payable. All long-term debt instruments are issued under trust indentures at fixed interest rates, and are unsecured.

Long-term debt is summarized by year of maturity in the following table:

millions of dollars                                                                    2000                                    1999
------------------------------------------------------------------------------------------------------------------------------------
Year of maturity                                                                  Weighted-           Principal           Weighted-
                                                             Principal              Average                                 Average
                                                            Outstanding         Coupon Rate         Outstanding         Coupon Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          %                                       %
------------------------------------------------------------------------------------------------------------------------------------
2000                                                                  -                   -              $  8.1                5.91
2001                                                            $ 120.5                7.28               120.5                7.28
2002                                                              120.0                7.88               120.0                7.88
2003                                                              150.0                7.70               150.0                7.70
2004                                                               65.0                7.30                50.0                7.30
2005                                                              100.0                8.38                   -                   -
Greater than 5 years                                              720.0                7.48               820.0                7.60
------------------------------------------------------------------------------------------------------------------------------------
                                                              $ 1,275.5                7.59           $ 1,268.6                7.58
------------------------------------------------------------------------------------------------------------------------------------

NOTE 14. SHORT-TERM DEBT

Short-term debt consists of commercial paper, bankers' acceptances and LIBOR loans issued against lines of credit. Commercial paper, bankers' acceptances and LIBOR loans bear interest at prevailing market rates which, on December 31, 2000, averaged 5.82%, 6.31% and 7.18% respectively (1999 - 5.15%, 5.55% and
6.63%).The operating line of credit is due on demand and bears interest at prime which, on December 31, 2000, was 7.50% (1999 - 6.50%).

NOTE 15. FINANCIAL INSTRUMENTS

                                                                            Carrying Amount                              Fair Value
                                                             ----------------------------------- -----------------------------------
millions of dollars                                                2000                1999                2000                1999
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                $ 1,275.5           $ 1,268.8           $ 1,350.0           $ 1,326.8
Short-term debt                                                   281.7               320.2               277.5               318.4
Hedging instruments                                                 0.5                 0.9                32.6                (9.8)
------------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT AND SHORT-TERM DEBT

The fair value of Emera's long-term and short-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to Emera, for debt of the same remaining maturities.

HEDGING INSTRUMENTS

The fair value of hedging instruments is estimated by obtaining prevailing market rates from investment dealers.

The company enters into interest rate hedging contracts to convert the interest characteristics of outstanding short-term debt from a floating to a fixed rate basis. Interest rate swap contracts converting floating interest on $165.0 million (1999 - $113.7 million) to a weighted average fixed interest rate of 6.07% (1999 - 5.32%) were outstanding at December 31, 2000. At December 31, 2000 the company held interest rate swap contracts with a fair value of ($1.4) million (1999 - $1.3 million).

Interest rate Caps and Collars are used to insure against extreme movements in interest rates on floating debt. Interest rate Cap and Collar contracts covering $195.0 million (1999 - $200.0 million) at a weighted average fixed interest rate of 7.01% (1999 - 6.51%) were outstanding at December 31, 2000. At December 31, 2000 the company held interest rate cap and collar contracts with a fair value of $0.3 million (1999 - $0.1 million).

The company entered into natural gas swap contracts in 2000 to limit exposure to fluctuations in natural gas prices. As at December 31, 2000, the company had entered into swap contracts to hedge substantially all natural gas purchases and sales for 2001. At December 31, 2000, the fair value of these swap contracts was ($31.7) million (1999 - $nil).

The company enters into oil swap and option contracts to limit exposure to fluctuations in world prices of heavy fuel oil. As at December 31, 2000, the company had entered into oil swap contracts that fix 1.1 million barrels of oil at an average price of U.S. $21 per barrel. At December 31, 2000 the company held oil swap contracts with a fair value of ($3.4) million (1999 - $10.3 million).

Oil, natural gas, and part of the company's coal requirements are priced in U.S. dollars. Emera enters into foreign exchange forward and option contracts to limit exposure to currency rate fluctuations. Currency forwards are used to fix the Canadian dollar cost to acquire U.S. dollars, eliminating exposure to currency rate fluctuations. Forward contracts to buy U.S. $50.7 million at an average rate of CAD $1.4512 were outstanding for 2001 and U.S. $10.5 million at an average rate of $1.4460 were outstanding for 2002, at December 31, 2000. At December 31, 2000 the company held currency contracts with a fair value of $3.2 million (1999 - ($2.5) million).

The company enters into weather temperature contracts that limit its exposure to revenue losses from abnormally warm weather during the winter heating season. At December 31, 2000, the company limited its exposure to a significant portion of the space heating losses for the first and fourth quarters of 2001. At December 31, 2000 the company held weather risk management contracts with a fair value of $0.4 million (1999 - $0.6 million).

NOTE 16. COMMITMENTS

Emera had the following significant commitments at December 31, 2000:

     o A requirement to purchase the coal output of the Cape Breton Development Corporation's (CBDC) Prince Mine, which is not expected to exceed 1.1 million tonnes of coal. Purchases from CBDC may be reduced to the extent that the company purchases coal from alternative sources in the event of production problems at CBDC, as was the case in 2000.

     o Annual requirement to purchase approximately $15 million of electricity from independent power producers for each of the next five years.

     o Emera is responsible for managing a portfolio of approximately $1.3 billion of defeasance securities held in trust. The defeasance securities must provide the principal and interest streams of the related defeased debt. Approximately 68%, or $0.9 billion, of the defeasance portfolio consists of investments in the related debt, eliminating all risk associated with this portion of the portfolio.

     o The company has committed to purchase all of the outstanding common shares of Bangor Hydro-Electric Company for cash consideration of $305 million. Approval for the sale has been received from the shareholders of Bangor Hydro-Electric Company and from certain regulatory bodies. The remaining regulatory approvals are expected in the first half of 2001.

NOTE 17. SUBSEQUENT EVENT

On February 6, 2001, Emera offered to purchase 8.4% of the Sable Offshore Energy Project (SOEP) infrastructure assets for cash consideration of $90.0 million. The offer is subject to certain rights of first refusal, and other approvals. The SOEP infrastructure assets comprise a gas processing plant at Goldboro, Nova Scotia; a natural gas liquids fractionation plant at Point Tupper, Nova Scotia; a natural gas liquids line connecting the Goldboro and Point Tupper operations; offshore production platforms; and sub-sea gathering pipelines.

NOTE 18. COMPARATIVE INFORMATION

Certain of the comparative figures have been reclassified to conform with the financial statement presentation adopted for 2000.

OPERATING STATISTICS

FIVE-YEAR SUMMARY

Years Ended December 31                                  2000              1999             1998             1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Electric energy sales (GWh)
     Residential                                      3,632.1           3,494.6          3.377.9          3,498.9           3,471.9
     Commercial                                       2,661.9           2,582.8          2,485.9          2,506.7           2,505.7
     Industrial                                       3,917.2           3,834.8          3,423.7          2,842.6           2,754.1
     Other                                              445.0             453.2            484.4            667.7             413.9
------------------------------------------------------------------------------------------------------------------------------------
Total electric energy sales                          10,656.2          10,365.4          9,771.9          9,515.9           9,145.6
------------------------------------------------------------------------------------------------------------------------------------
Sources of energy (GWh)
Thermal    - coal                                     8,863.7           7,816.0          7,015.0          8,246.5           7,850.3
           - oil                                      1,347.8           1,870.9          2,358.3            781.4             608.7
           - natural gas                                 43.8
Hydro                                                   881.2             980.7            890.9            934.9           1,111.6
Purchases                                               295.2             411.3            242.0            340.2             254.6
------------------------------------------------------------------------------------------------------------------------------------
Total generation and purchases                       11,431.7          11,078.9         10,506.2         10,303.0           9,825.2
Losses and internal use                                 775.5             713.5            734.3            787.1             679.6
------------------------------------------------------------------------------------------------------------------------------------
Total electric energy sold                           10,656.2          10,365.4          9,771.9          9,515.9           9,145.6
------------------------------------------------------------------------------------------------------------------------------------
Electric customers
     Residential                                      400,653           397,406          394,012          388,386           384,856
     Commercial                                        32,186            31,753           31,942           31,727            32,329
     Industrial                                         2,194             2,118            2,096            1,998             1,686
     Other                                              7,073             6,760            6,343            5,917             5,908
------------------------------------------------------------------------------------------------------------------------------------
Total electric customers                              442,016           438,037          434,393          428,028           424,779
------------------------------------------------------------------------------------------------------------------------------------
Capacity
Generating nameplate capacity (MW)
     Coal Fired                                         1,272             1,272            1,272            1,272             1,272
     Dual Fired                                           250                 -                -                -                 -
     Heavy Fuel Oil-Fired                                 100               350              350              350               350
     Gas Turbine                                          180               180              180              180               180
     Hydroelectric                                        381               381              381              381               381
Independent power producers                                25                25               25               25                25
------------------------------------------------------------------------------------------------------------------------------------
                                                        2,208             2,208            2,208            2,208             2,208
------------------------------------------------------------------------------------------------------------------------------------
Number of employees                                     1,785             1,588            1,634            1,742             1,907
------------------------------------------------------------------------------------------------------------------------------------
km of transmission lines (69 kV and over)               5,250             5,250            5,250            5,236             5,213
------------------------------------------------------------------------------------------------------------------------------------
km of distribution lines (25 kV and under)             24,000            24,000           23,711           23,155            23,238
------------------------------------------------------------------------------------------------------------------------------------

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL INFORMATION

FIVE-YEAR SUMMARY

Years Ended December 31 (millions of dollars)                 2000             1999            1998             1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Statement of Earnings Information                        $   896.5      $     816.6           773.1      $     748.7    $      741.2
Revenue
------------------------------------------------------------------------------------------------------------------------------------
Cost of operations
    Fuel for generation and power purchased                  273.9            267.5           257.3            246.4           238.7
    Cost of fuel oil sold                                     67.7             15.3            14.0                -              -
    Operating, maintenance and general                       168.0            155.5           142.5            138.6          157.7
    Grants in lieu of property taxes                          11.0              8.9             5.5              5.3            5.2
    Provincial capital tax                                     7.2              7.1             6.7              5.2              -
    Depreciation                                              98.3             94.8            91.3             87.8           85.0
------------------------------------------------------------------------------------------------------------------------------------
                                                             626.1            549.1           517.3            483.3          486.6
------------------------------------------------------------------------------------------------------------------------------------
Earnings from operations                                     270.4            267.5           255.8            265.4          254.6
Amortization                                                 (19.0)           (23.1)          (16.7)           (12.8)           5.1
Allowance for funds used during construction                   4.8              4.8             3.8              4.0            4.2
Equity earnings in Maritimes & Northeast Pipeline              6.0              5.3              -                 -              -
------------------------------------------------------------------------------------------------------------------------------------
Earnings before interest and income taxes                    262.2            254.5           242.9            256.6          263.9
Interest                                                     135.4            136.5           132.7            140.2          148.9
------------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                 126.8            118.0           110.2            116.4          115.0
Income tax                                                    12.5              6.3            13.6             14.2           11.4
------------------------------------------------------------------------------------------------------------------------------------
Net earnings before non-controlling interest                 114.3            111.7            96.6            102.2          103.6
Non-controlling interest                                       9.9             11.3            11.2              9.5           13.6
------------------------------------------------------------------------------------------------------------------------------------
Net earnings applicable to common shares                     104.4            100.4            85.4             92.7           90.0
Common dividends                                              73.2             72.2            71.1             69.9           68.7
------------------------------------------------------------------------------------------------------------------------------------
Earnings retained for use in company                     $    31.2      $      28.2      $     14.3      $      22.8   $       21.3
------------------------------------------------------------------------------------------------------------------------------------
Cost of fuel for generation - coal                       $   186.3      $     184.3      $    164.8      $     189.2   $      198.9
                             - oil                            60.5             58.2            76.2             35.7           22.6
                             - natural gas                     5.9
Power purchased                                               21.2             25.0            16.3             21.5           17.2
------------------------------------------------------------------------------------------------------------------------------------
Total cost of fuel for generation and power purchased    $   273.9      $     267.5      $    257.3      $     246.4   $      238.7
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Information
Property, plant and equipment                            $ 2,374.2      $   2,362.8      $  2,333.9      $   2,293.1   $    2,280.6
Matching notes receivable                                        -                 -              -                -           46.1
Other assets                                                 313.2            335.2           361.4            430.4          435.4
Investment in Maritimes & Northeast Pipeline                  67.0             54.7            30.5                -              -
Current assets                                               196.6            149.2           108.3            157.7          302.6
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                             $ 2,951.0      $   2,901.9      $  2,834.1      $   2,881.2   $    3,064.7
------------------------------------------------------------------------------------------------------------------------------------
Common shares                                            $   680.8      $     676.5      $    672.5      $     667.6   $      661.3
Retained earnings                                            296.8            265.8           238.7            224.4          201.6
Non-controlling interest                                     249.1            231.3           200.0            200.0          200.0
Long-term debt                                             1,155.0          1,260.5         1,083.7          1,107.5        1,258.1
Other liabilities                                              2.1              2.7             2.2             26.9           13.4
Current liabilities                                          567.2            465.1           637.0            654.8          730.3
------------------------------------------------------------------------------------------------------------------------------------
Total equity and liabilities                             $ 2,951.0      $   2,901.9      $  2,834.1      $   2,881.2   $    3,064.7
------------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                     $   126.5      $     144.0      $    162.6      $     100.3   $       88.5
------------------------------------------------------------------------------------------------------------------------------------
Statement of Cash flow Information
Operating cash flow                                      $   233.4      $     226.5      $    219.2      $     204.0   $      195.8
Free cash flow*                                               23.9             18.2            24.9             38.8           22.5
------------------------------------------------------------------------------------------------------------------------------------
Financial ratios ($ per share)
Earnings per share                                       $    1.20      $      1.16      $     0.99      $      1.07   $       1.05
Operating cash flow per share                                 2.68             2.60            2.53             2.36           2.27
------------------------------------------------------------------------------------------------------------------------------------

* Free cash flow is cash provided by operating activities net of amounts required for capital investments and dividends.